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Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CAVIUM NETWORKS, INC.

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Mountain View, California

May 20, 2011

Cavium Networks Announces Update to Proxy Statement

Mountain View, Calif., May 20, 2011 - Cavium Networks (NASDAQ: CAVM), a leading provider of semiconductor products that enable intelligent processing for networking, communications, and the digital home, announced today that it has filed with the Securities and Exchange Commission additional definitive materials to update its proxy statement. The restricted stock unit compensation data previously reported in the “Grants of Plan-Based Awards” table on page 30 of the proxy statement has also now been added to the Summary Compensation Table on page 28 of the proxy statement under the column heading “Stock Awards.” No other changes were made.

Cavium stockholders can review the definitive additional materials on the Securities and Exchange Commission’s website, www.sec.gov, or on the website referred to in the notice or proxy statement they received in connection with Cavium’s annual meeting of stockholders to be held on June 3, 2011.

About Cavium Networks

Cavium Networks is a leading provider of highly integrated semiconductor products that enable intelligent processing in networking, communications and the digital home. Cavium Networks offers a broad portfolio of integrated, software compatible processors ranging in performance from 10 Mbps to 40+ Gbps that enable secure, intelligent functionality in enterprise, data-center, broadband/consumer and access & service provider equipment. Cavium Networks processors are supported by ecosystem partners that provide operating systems, tool support, reference designs and other services. Cavium Networks principal offices are in Mountain View, California with design team locations in California, Massachusetts, India, Taiwan and China. For more information, please visit: http://www.caviumnetworks.com

For additional information, contact:

Cavium Networks Contact:

Angel Atondo

Sr. Marketing Communications Manager,

Cavium Networks, 805 East Middlefield Road,

Mountain View, CA 94043,

Telephone: +1 650-623-7033.

Email: angel.atondo@caviumnetworks.com